Exhibit 5.1

November 1, 2013

Cameron International Corporation
1333 West Loop South, Suite 1700
Houston, TX 77027

Ladies and Gentlemen:

I am the Deputy General Counsel for Cameron International Corporation,  a Delaware corporation (the “Company”), and have acted in such capacity in connection with the proposed filing with the Securities and Exchange Commission expected to be made on or about November 1, 2013, under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering 5,000,000 shares of common stock, $0.01 par value per share, of the Company (the “Shares”); said Shares are issuable under the Cameron International Corporation Retirement Savings Plan (the “Plan”).  In such capacity, I have examined the Restated Certificate of Incorporation and the By-Laws of the Company, the Plan, and such other documents of the Company as I have deemed necessary or appropriate for the purposes of the opinion expressed herein.

I have assumed that (i) all information contained in the above mentioned documents I have reviewed is true, correct and complete; (ii) all signatures on all documents were genuine; (iii) all documents I reviewed were originals that were true and complete, or if copies of originals, such copies were true and complete copies of the originals thereof; and (iv) all persons executing and delivering said documents were competent to execute and deliver such documents.

Based upon the foregoing, I advise you that, in my opinion , that when issued in accordance with the provisions of the Plan, the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The opinion set forth in the preceding paragraph is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or similar laws, regulations or judicial opinions or doctrines of general applicability, including those relating to or affecting creditors’ rights generally, and by general equitable principles or fiduciary considerations and public policy considerations, whether such principles or considerations are considered in a proceeding at law or in equity.

The opinion expressed above is limited to the Delaware General Corporation Law and the federal laws of the United States of America.  I am not admitted to the practice of law in the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, I do not hereby admit that I come into the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Brad Eastman
Brad Eastman
Vice President, Deputy General Counsel